Exhibit 99

HSBC FINANCE CORPORATION

Forward Looking Statements
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This document contains certain forward-looking information with respect to the financial condition, results of operations and business of HSBC Holdings plc and HSBC Finance Corporation. This information represents expectations or beliefs concerning future events and is subject to unknown risks and uncertainties. This information speaks only as of the date on which it is provided. Additional detailed information concerning important factors that could cause actual results to differ materially is available in the HSBC Holdings plc 2005 Annual Report for the year ended December 31, 2005, and the HSBC Finance Corporation Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Excerpt from HSBC Holdings plc Trading Update Commentary:

In the United States, the solid performance in Consumer Lending and Cards within HSBC Finance continued. Loan delinquency and impairment trends remained in line with recent historical experience but increased against the first half of the year, principally as a result of a combination of factors, namely growth and seasoning of the portfolio, the declining beneficial impact derived from the acceleration of bankruptcy brought about by the change in bankruptcy law in October, 2005 and the impact of a weaker housing market.

Challenges continue in the Mortgage Services operations, particularly in second lien and stated income products purchased in 2005 and 2006, which continue to be monitored. Tighter underwriting and pricing criteria have led to a significant reduction in the volume of higher risk mortgages purchased. Outstanding balances within this operation were flat at the end of the third quarter compared to the position at the half year. This slowdown in growth of the Mortgage Services portfolio will of itself lead to higher reported delinquency percentages as the portfolio seasons and will constrain revenue growth.

Going forward, a stronger linkage between Mortgage Services and the Mortgage Backed Securities Desk within HSBC's CIBM operations in New York is likely to lead to a lower volume of Mortgage Services production being retained.

HSBC Finance 2+ delinquency at 30 September 2006 was 4.02 per cent compared with 3.61 per cent at 30 June 2006. We expect this trend to continue in the fourth quarter and again to occur predominantly within the Mortgage Services portfolio where 2+ delinquency was 3.74 per cent at 30 September 2006 versus 2.95 per cent at 30 June 20061. Excluding Mortgage Services, HSBC Finance 2+ delinquency has been relatively stable but is expected to increase in the fourth quarter as a consequence of the factors set out above.

The outlook for the rest of the year suggests a continuation of the broad trends noted above. In terms of credit experience, impairment in respect of corporate lending remains exceptionally benign and credit spreads remain near or at record low levels. Consequently, HSBC's corporate credit appetite in many markets remains selective in light of this historically low risk pricing which could reverse in the event of market disruption. The main risks in the near term remain in personal lending portfolios in the United States where progressive increases in short term interest rates will impact borrowers who have adjustable rate mortgages that are now resetting. In addition, further weakness in the housing market, lower consumption and lower employment also pose potential risk.

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Notes : 1. HSBC Finance and Mortgage Services 2+ delinquency rates are on IFRS Management basis. The equivalent US GAAP management basis ratios are 3.99 per cent at 30 September 2006 and 3.57 per cent at 30 June 2006, and 3.67 per cent at 30 September 2006 and 2.84 per cent at 30 June 2006 for Mortgages Services only.